SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date earliest event reported) September 1, 2015

Commission File Number	Registrant, State of Incorporation, Address of Principal Executive Offices, Telephone Number, and IRS Employer Identification No.	Commission File Number	Registrant, State of Incorporation, Address of Principal Executive Offices, Telephone Number, and IRS Employer Identification No.
1-32718	ENTERGY LOUISIANA, LLC (a Texas limited liability company) 4809 Jefferson Highway Jefferson, Louisiana 70121 Telephone (504) 576-4000 75-3206126	1-35747	ENTERGY NEW ORLEANS, INC. (a Louisiana corporation) 1600 Perdido Street, Building 529 New Orleans, Louisiana 70112 Telephone (504) 670-3700 72-0273040

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed, in October 2014, Entergy Louisiana, LLC (Entergy Louisiana) and Entergy New Orleans, Inc. (Entergy New Orleans) filed an application with the Council of the City of New Orleans (City Council) seeking authorization to undertake a transaction that would result in the transfer from Entergy Louisiana to Entergy New Orleans of certain assets that currently support the provision of electric service to Entergy Louisiana’s customers located in Algiers in Orleans Parish. In May 2015, the City Council authorized the transaction.

On September 1, 2015, Entergy Louisiana transferred the Algiers assets to Entergy New Orleans for a purchase price of approximately $85 million. Entergy New Orleans will deliver a note payable to Entergy Louisiana in the amount of approximately $28 million and paid the remainder of the purchase price from available cash. The purchase price, including the amount of the note, will be finalized when the Algiers account balances as of the date of the transfer are definitively determined.

As a result of such transfer, Entergy Louisiana will no longer be subject to the jurisdiction of the City Council for matters relating to serving customers within Algiers in Orleans Parish.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entergy Louisiana, LLC
Entergy New Orleans, Inc.

By: /s/ Marcus V. Brown
Marcus V. Brown
Executive Vice President and General Counsel

Dated: September 3, 2015